Exhibit 99.1

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Charles A. Nekvasil Director, Public and Investor Relations
847-405-2515 – CNekvasil@cfindustries.com

CF Industries Holdings, Inc. Reports Third Quarter Net Earnings Of $86.5 Million,
Up Substantially From $7.3 Million In Year-Earlier Quarter

Strong Markets and Improved Pricing Drove

Sizeable Increases In Sales And Margins

Third Quarter Highlights

•	Net sales rose to $582.9 million, up 46 percent from 2006 third quarter, driven by improved pricing in both nitrogen and phosphate

•	Operating earnings totaled $137.9 million, up substantially from $12.3 million in year-earlier quarter

•	Product volume declined slightly from year-earlier levels

•

Third quarter 2007 results included $1.9 million in non-cash, pre-tax unrealized gains, or $0.02 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives. In 2006’s third quarter, results included $13.0 million in non-cash, pre-tax unrealized losses, or $0.15 per diluted share on an after-tax basis, for mark-to-market adjustments

•	Financial position and liquidity continued to strengthen, as negative net debt (i.e., net cash) increased to $392.7 million.

Outlook

•      Company entered fourth quarter with strong forward bookings at attractive margins in both nitrogen and phosphate

•      Inventories and operations are positioned to meet expected robust fall fertilizer demand

DEERFIELD, Ill. – (Business Wire) – October 29, 2007: CF Industries Holdings, Inc. (NYSE:CF) today reported net earnings of $86.5 million, or $1.52 per diluted share, for the third quarter of 2007.

Net sales totaled $582.9 million, up more than 46 percent from the $398.6 million reported for the year-earlier quarter.

“The sharp improvement in third quarter performance is a clear reflection of the optimism pervading U.S. agricultural markets today,” explained Stephen R. Wilson, chairman and chief executive officer of CF Industries Holdings, Inc.

“Seasonally slow third quarter demand typically results in price pullbacks during the period,” Wilson noted.  “This year, it seems that the prospect of record farm income for 2007 and the optimistic outlook for next year’s spring planting, coupled with what appear to be low fertilizer inventories throughout the supply chain, led many customers to begin locking in their fertilizer needs earlier than in the past.  This helped produce continued pricing improvement for almost all of our products, not just compared to last year, but also in relation to this year’s strong second quarter,” Wilson explained.  It also drove a sharp increase in the company’s Forward Pricing Program (FPP) bookings for the fourth quarter and the spring of 2008.

“Improved pricing produced substantial margin improvements in both our nitrogen and phosphate segments for the quarter,” he added.

Quarter-on-Quarter Comparison

The third quarter’s 46 percent increase in net sales helped CF Industries achieve a nearly six-fold increase in gross margin to $151.3 million compared to the third quarter of 2006.

Results included a $1.9 million non-cash, pre-tax unrealized gain, or $0.02 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  In 2006’s third quarter, the company reported $13.0 million in non-cash, pre-tax unrealized losses, representing $0.15 per diluted share on an after-tax basis.  Mark-to-market adjustments on natural gas derivatives are reflected in the company’s nitrogen segment results.

Nitrogen Fertilizer Segment

During the quarter, the nitrogen segment benefited from significantly improved pricing from year-earlier levels for all products, reflecting a positive outlook for North American agricultural markets and a favorable supply/demand situation in world markets.

Net sales for nitrogen totaled $388.8 million, up 41 percent from $275.4 million in third quarter 2006.  Segment sales volume for the quarter totaled 1.35 million tons, comparable to 1.38 million in 2006’s third quarter.

Gross margin on nitrogen was $80.2 million, up substantially from $9.6 million in the year-earlier quarter, due to significantly higher prices.  Gross margin in the 2007 quarter represented 20.6 percent of sales, compared to 3.5 percent in the 2006 quarter.  The quarter-on-quarter gross margin comparison also reflected a $14.9 million favorable swing in mark-to-market adjustments on natural gas derivatives.

Prices for nitrogen products not only showed substantial improvement over the year-earlier quarter but, in the case of urea and urea ammonium nitrate solution (UAN), continued to improve over strong second quarter 2007 levels.  The average selling price for ammonia was $366 per ton for the quarter, up substantially from $293 in third quarter 2006 but down from $390 in 2007’s second quarter.  Average selling price for urea was $334 per ton, up from $226 in the 2006 quarter and from $331 in 2007’s second quarter.  For UAN, the $230 per ton price in this year’s third quarter compared to $155 in the year-earlier quarter and $206 in 2007’s second quarter.

CF Industries completed several major maintenance projects at its nitrogen manufacturing facilities during the third quarter, including a complex-wide turnaround at its Medicine Hat, Alberta nitrogen complex to upgrade the electrical system and make other improvements.  Its nitrogen operations averaged 82 percent of capacity during the quarter.

Nitrogen fertilizer sales under the company’s FPP totaled 711,000 tons, representing 53 percent of total nitrogen volume.  In 2006’s third quarter, FPP sales were 380,000 tons, or 28 percent of the quarter’s total nitrogen sales.

Phosphate Fertilizer Segment

The company’s phosphate segment enjoyed significantly improved sales revenues and gross margin compared to the year-earlier quarter, as pricing for both diammonium phosphate (DAP) and monoammonium phosphate (MAP) strengthened compared to both third quarter 2006 and second quarter 2007 levels.  Worldwide demand in phosphate remains strong, which has clearly strengthened the North American market, CF Industries’ primary focus in phosphate.

Third quarter average selling price for DAP was $388 per ton, up substantially from $241 in last year’s third quarter and from $349 in this year’s second quarter.  The third quarter average selling price for MAP was $403 per ton, again up substantially from $243 in last year’s third quarter and from $341 in this year’s second quarter.

Phosphate net sales totaled $194.1 million in the quarter, up 58 percent from $123.2 million in the year-earlier quarter.  Phosphate sales volume totaled 497,000 tons, down modestly from 510,000 tons during third quarter 2006.  Phosphate gross margin for the quarter totaled $71.1 million, or 36.6 percent of sales, up substantially from $16.2 million, or 13.2 percent of sales, reported for third quarter 2006.

The company’s phosphate fertilizer complexes operated at approximately 96 percent of capacity during the quarter.  Tight markets for sulfur, a raw material used to produce phosphate fertilizer, resulted in higher input costs, but the company’s effective supply planning permitted it to maintain adequate sulfur supplies to support planned production levels.

Phosphate FPP sales totaled 221,000 tons during the quarter, representing 45 percent of total segment sales.  During 2006’s third quarter, phosphate FPP sales were 54,000 tons, or 11 percent of segment sales.

Strategic Development

In September, CF Industries announced its intention to acquire a 50 percent interest in KEYTRADE AG, a global fertilizer trading company headquartered near Zurich, Switzerland.  The acquisition, which closed in October 2007, will provide CF Industries with a global platform for marketing and sourcing. The amount paid for voting stock was CHF (Swiss Francs) 30 million (approximately $26 million U.S.).  In addition, CF Industries provided a capital infusion of CHF 16 million (approximately $13 million U.S.) in the form of non-voting preferred stock and subordinated financing.

Safety Performance

During the third quarter, CF Industries experienced two lost-time accidents.  Prior to that, it had completed a 26-month period without a single lost-time accident at any of its facilities.

“Some people would consider two lost-time accidents in a quarter a good performance, but for us it’s two too many.  We’re committed to maintaining the health and safety of all 1,400 people at CF Industries as our highest priority,” Wilson explained.

Liquidity and Financial Position

At September 30, 2007, the company’s cash, cash equivalents, and short-term investments totaled $730.4 million, and its negative net debt (i.e., net cash) defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances totaled $392.7 million.  At September 30, 2006, the company reported cash, cash equivalents, and short-term investments of $305.4 million and negative net debt (net cash) of $152.2 million.

Outlook

“We are looking forward to a strong fourth quarter, as this year’s large harvest, historically high crop prices, and the prospect of another excellent crop year in 2008 have buoyed the farm economy,” Wilson commented.

Expectations for 2008 plantings, coupled with low fertilizer inventories, have encouraged many customers to lock in assured supplies for the fourth quarter of 2007 and the spring planting season in 2008.

“As of October 25, 2007, we had approximately 3.5 million tons of product booked under our FPP, significantly higher than the 939,000 tons at that time last year,” Wilson explained.  Approximately 1.5 million of those FPP tons were scheduled to ship in the fourth quarter of 2007, with the majority of the remaining volume scheduled for the first quarter of 2008.  The margins built into the company’s forward orders reflect the upbeat outlook for nitrogen and phosphate fertilizers for the fall and spring.

“Looking at nitrogen, demand could benefit from an early harvest this year, which could give farmers plenty of time for fall ammonia application, assuming favorable weather.  With today’s record wheat prices, it is possible that acreage for that crop could be at its highest level in many years,” Wilson explained, adding that wheat is also a significant user of nitrogen fertilizer.

In phosphate markets, Wilson suggested that expected record farm income could lead farmers to increase fall application rates.  Phosphate, unlike nitrogen, is retained in the soil from season to season, so farmers can vary application rates each year.  When farm income rises, as it will in 2007, it can provide an incentive for farmers to increase phosphate application rates.

Wilson also noted that the worldwide supply/demand dynamic for phosphate is especially strong from the producer perspective, with growing demand and minimal major new capacity expected before the end of the decade.

The CF Industries executive noted that recent volatility in crop prices had created some uncertainty regarding planting intentions for the coming spring season.  “We typically have a better handle on the acreage outlook by this time of year, but today the outlook is still a bit murky.  While there is a general belief that farmers will plant substantial acreage next spring, the various crops are still ‘competing’ for available acres,” Wilson pointed out.

“For corn, the current expectation is that 2008 could see a decline in acreage, but to levels we would still consider very good by historical standards.  However, the potential decline in corn acreage could be offset by a crop price-induced increase in wheat acreage as well as, to a lesser extent, increased acreage of sorghum. Both wheat and sorghum use significant amounts of nitrogen fertilizer,” he explained.

During the third quarter, CF Industries began its seasonal rebuild of inventories, and the company believes adequate supplies will be in place to support expected robust fall demand.

Wilson cautioned that, as always, the company’s fourth quarter performance could be affected by weather conditions affecting the fall application season, natural gas price spikes, increased product imports, and other factors.

Forward Pricing Program Update

As of October 25, 2007, FPP bookings for the remainder of 2007 stood at nearly 1.5 million tons, up substantially from the approximately 794,000 tons booked at this time last year.

Dividend Payment

On October 24, 2007, CF Industries Holdings, Inc. reported that its Board of Directors had approved payment of the regular quarterly dividend of $0.02 per common share, payable November 30, 2007 to stockholders of record on November 15, 2007.

Conference Call

CF Industries will hold a conference call to discuss third quarter results at 10:00 a.m. EDT on Tuesday, October 30, 2007.  Investors can access the call through the Investor Relations section of the company’s Web site (www.cfindustries.com), as well as find call-in information there.

Company Information

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc.  CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products.  CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States.  The company also owns a 50 percent interest in KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company's performance, liquidity, financial strength and capital structure.  The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this earnings release may not be comparable to similarly titled measures of other companies.  Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this news release.

Safe Harbor Statement

Certain statements contained in this release may constitute "forward-looking statements" within the meaning of federal securities laws.  All statements in this release, other than those relating to historical information or current condition, are forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business; our history of losses; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our forward pricing program; the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; unanticipated consequences related to future expansion of our business; our inability to expand our business, including the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals; acts of terrorism; difficulties in securing the raw materials we use; changes in global fertilizer supply and demand; loss of key members of management and professional staff; and the other risks and uncertainties included from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise any forward-looking statements.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2007	2006 (1)	2007	2006 (1)
	(in millions, except per share amounts)
Net sales	$582.9	$398.6	$1,904.2	$1,506.5
Cost of sales	431.6	372.8	1,470.2	1,402.2
Gross margin	151.3	25.8	434.0	104.3
Selling, general and administrative	16.6	13.2	47.8	40.5
Other operating - net	(3.2)	0.3	(1.2)	3.4
Operating earnings	137.9	12.3	387.4	60.4
Interest income - net	(5.9)	(3.3)	(14.0)	(6.8)
Minority interest	11.6	4.8	38.2	27.1
Other non-operating - net	(0.4)	(0.2)	(1.3)	(0.4)
Earnings before income taxes	132.6	11.0	364.5	40.5
Income tax provision	46.1	3.7	127.2	15.2
Net earnings	$86.5	$7.3	$237.3	$25.3

Net earnings per share
Basic	$1.55	$0.13	$4.28	$0.46
Diluted	$1.52	$0.13	$4.19	$0.46

Weighted average common shares outstanding
Basic	55.6	55.0	55.4	55.0
Diluted	56.9	55.0	56.6	55.0

(1) We have corrected an error in our previously presented results of operations to include in net sales amounts billed to our customers for shipping and handling.  These amounts were previously included as a reduction in cost of sales.  The correction did not impact any other financial statement line item or per-share amount.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	September 30, 2007	December 31, 2006	September 30, 2006
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$53.0	$25.4	$21.4
Short-term investments	677.4	300.2	284.0
Accounts receivable	142.5	113.9	86.5
Income taxes receivable	7.2	—	—
Inventories	236.7	176.1	215.7
Assets held for sale	6.0	—	—
Other	16.0	17.5	22.0
Total current assets	1,138.8	633.1	629.6
Property, plant and equipment - net	618.4	597.0	603.2
Deferred income taxes	—	1.7	—
Goodwill	0.9	0.9	0.9
Asset retirement obligation escrow account	21.6	11.5	11.4
Other assets	45.6	46.2	46.7

Total assets	$1,825.3	$1,290.4	$1,291.8

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$175.4	$172.3	$145.9
Income taxes payable	—	1.9	1.3
Customer advances	332.7	102.7	148.8
Deferred income taxes	16.0	9.8	9.0
Distributions payable to minority interest	—	27.8	—
Other	39.6	38.9	37.1
Total current liabilities	563.7	353.4	342.1
Notes payable	5.0	4.2	4.4
Deferred income taxes	13.4	—	7.7
Other noncurrent liabilities	155.6	152.2	115.0
Minority interest	59.2	13.6	41.8
Stockholders’ equity	1,028.4	767.0	780.8

Total liabilities and stockholders’ equity	$1,825.3	$1,290.4	$1,291.8

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(in millions )
Operating Activities:
Net earnings	$86.5	$7.3	$237.3	$25.3
Adjustments to reconcile net earnings to net cash provided by operating activities
Minority interest	11.6	4.8	38.2	27.1
Depreciation, depletion and amortization	20.6	22.9	61.1	70.3
Deferred income taxes	6.1	0.7	18.4	5.3
Stock compensation expense	3.3	2.5	7.4	6.1
Excess tax benefit from stock-based compensation	(1.7)	—	(5.1)	—
Unrealized (gain) loss on derivatives	(1.9)	13.0	(4.1)	21.3
Changes in:
Accounts receivable	14.3	(1.9)	(22.6)	(30.8)
Margin deposits	6.4	7.1	11.1	16.8
Inventories	(55.9)	(37.9)	(58.8)	12.8
Accrued income taxes	(42.2)	(2.9)	(1.7)	1.3
Accounts payable and accrued expenses	(2.3)	4.2	(2.9)	(22.8)
Product exchanges - net	0.5	2.0	1.3	13.7
Customer advances - net	165.0	78.7	230.0	17.2
Other - net	(8.9)	(0.1)	(6.0)	(0.3)
Net cash provided by operating activities	201.4	100.4	503.6	163.3

Investing Activities:
Additions to property, plant and equipment	(38.3)	(18.0)	(77.8)	(41.4)
Proceeds from the sale of property, plant and equipment	3.9	0.1	4.0	0.3
Purchases of short-term investments	(322.5)	(305.6)	(803.1)	(629.5)
Sales and maturities of short-term investments	151.1	224.9	425.8	524.8
Deposit to asset retirement obligation escrow account	—	—	(9.4)	(11.1)
Other - net	—	—	1.2	—
Net cash used in investing activities	(205.8)	(98.6)	(459.3)	(156.9)

Financing Activities:
Dividends paid on common stock	(1.1)	(1.1)	(3.3)	(3.3)
Distributions to minority interest	—	(3.9)	(30.0)	(19.0)
Issuances of common stock under employee stock plans	2.6	—	10.6	—
Excess tax benefit from stock-based compensation	1.7	—	5.1	—
Other - net	(0.3)	—	(0.3)	—
Net cash provided by (used in) financing activities	2.9	(5.0)	(17.9)	(22.3)

Effect of exchange rate changes on cash and cash equivalents	(5.1)	(0.1)	1.2	(0.1)

Increase (decrease) in cash and cash equivalents	(6.6)	(3.3)	27.6	(16.0)

Cash and cash equivalents at beginning of period	59.6	24.7	25.4	37.4

Cash and cash equivalents at end of period	$53.0	$21.4	$53.0	$21.4

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SEGMENT DATA

NITROGEN FERTILIZER BUSINESS

	Three months ended September 30,		Nine months ended September 30,
	2007	2006 (1)	2007	2006 (1)
	(in millions, except as noted)
Net sales	$388.8	$275.4	$1,411.2	$1,122.6
Cost of sales	308.6	265.8	1,117.5	1,055.9
Gross margin	$80.2	$9.6	$293.7	$66.7

Gross margin percentage	20.6%	3.5%	20.8%	5.9%

Tons of product sold (in thousands)	1,346	1,378	5,012	4,563

Sales volumes by product (tons in thousands)
Ammonia	116	143	916	789
Urea	618	607	2,003	1,969
UAN	605	621	2,049	1,763
Other nitrogen fertilizers	7	7	44	42

Average selling prices (dollars per ton)
Ammonia	$366	$293	$375	$389
Urea	334	226	319	255
UAN	230	155	207	176

Cost of natural gas (per MMBtu) (2)
Donaldsonville	$7.89	$6.58	$7.68	$7.37
Medicine Hat	5.42	5.15	6.17	6.58

Average daily market price of natural gas (per MMBtu)
Henry Hub (Louisiana)	$6.13	$6.09	$6.93	$6.78
AECO (Alberta)	4.98	5.07	5.90	5.66

Depreciation and amortization	$11.9	$14.7	$36.4	$43.6
Capital expenditures	$30.8	$13.2	$47.2	$21.7

Production volume by product (tons in thousands)
Ammonia (3) (4)	694	776	2,436	2,279
Granular urea (3)	488	568	1,743	1,685
UAN (28%)	622	679	1,962	1,672

(1) We have corrected an error in our previously presented nitrogen segment data to include in net sales amounts billed to our customers for shipping and handling.  These amounts were previously included as a reduction in cost of sales.  The correction did not change our previously presented gross margin, but did change our previously presented gross margin percentage and average selling prices.

(2) Includes gas purchases and realized gains and losses on gas derivatives.

(3) Total production at Donaldsonville and Medicine Hat, including the 34% interest of Westco, our joint  venture partner in Canadian Fertilizers Limited.

(4) Gross ammonia production, including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SEGMENT DATA

PHOSPHATE FERTILIZER BUSINESS

	Three months ended September 30,		Nine months ended September 30,
	2007	2006 (1)	2007	2006 (1)
	(in millions, except as noted)
Net sales	$194.1	$123.2	$493.0	$383.9
Cost of sales	123.0	107.0	352.7	346.3
Gross margin	$71.1	$16.2	$140.3	$37.6

Gross margin percentage	36.6%	13.2%	28.4%	9.8%

Tons of product sold (in thousands)	497	510	1,468	1,553

Sales volumes by product (tons in thousands)
DAP	394	380	1,188	1,242
MAP	103	130	280	311

Domestic vs. export sales of DAP/MAP (tons in thousands)
Domestic	368	298	1,136	1,043
Export	129	212	332	510

Average selling prices (dollars per ton)
DAP	$388	$241	$334	$246
MAP	403	243	345	253

Depreciation, depletion, and amortization	$8.0	$7.7	$22.8	$25.1
Capital expenditures	$7.0	$4.7	$26.6	$19.6

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	760	983	2,346	2,850

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	604	655	1,863	1,964
Phosphoric acid as P2O5 (2)	239	256	722	769
DAP/MAP	478	512	1,440	1,542

(1) We have corrected an error in our previously presented phosphate segment data to include in net sales amounts billed to our customers for shipping and handling.  These amounts were previously included as a reduction in cost of sales.  The correction did not change our previously presented gross margin, but did change our previously presented gross margin percentage and average selling prices.

(2) P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(in millions )
Net earnings	$86.5	$7.3	$237.3	$25.3
Interest income - net	(5.9)	(3.3)	(14.0)	(6.8)
Income tax provision	46.1	3.7	127.2	15.2
Depreciation, depletion and amortization	20.6	22.9	61.1	70.3
Less: Loan fee amortization (a)	(0.2)	(0.2)	(0.5)	(0.5)

EBITDA	$147.1	$30.4	$411.1	$103.5

(a) To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) plus interest expense (income)—net, income tax provision (benefit) including taxes on the cumulative effect of a change in accounting principle and depreciation, depletion and amortization.  We have presented EBITDA because our management believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS

Reconciliation of cash provided by operating activities to adjusted free cash flow:

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(in millions)
Net cash provided by operating activities	$201.4	$100.4	$503.6	$163.3
Less:
Customer advances - net	165.0	78.7	230.0	17.2
Other changes in working capital	(79.2)	(29.4)	(73.6)	(9.0)
Capital expenditures - net	34.4	17.9	73.8	41.1
Distributions to minority interest	—	3.9	30.0	19.0
Dividends paid on common stock	1.1	1.1	3.3	3.3

Adjusted free cash flow	$80.1	$28.2	$240.1	$91.7

Adjusted free cash flow is defined as net cash provided by operating activities less: customer advances — net, changes in working capital (accounts receivable, margin deposits, inventories, accounts payable, accrued expenses, income taxes, and product exchanges — net), capital expenditures — net, distributions to minority interest, and dividends paid on common stock.  We believe that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and distributions to owners assists in the assessment of liquidity and financial strength.  We use adjusted free cash flow as a supplemental financial measure in the evaluation of liquidity and financial strength.

Reconciliation of debt to net debt (cash):

	September 30, 2007	December 31, 2006	September 30, 2006
	(in millions)
Total debt	$5.0	$4.2	$4.4
Less: cash, cash equivalents and short-term investments	730.4	325.6	305.4
Plus: customer advances	332.7	102.7	148.8

Net debt (cash)	$(392.7)	$(218.7)	$(152.2)

Net debt (cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (cash) does not include Canadian Fertilizers Limited’s distributions of earnings to its minority interest holder.  We use net debt (cash) in the evaluation of our capital structure.